Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 3, 2010, in the Registration Statement and related Prospectus of FXCM Inc. dated September 3, 2010.
/s/ Ernst & Young LLP
New York, NY
September 3, 2010